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                                                                    Exhibit 99.2

                                                           FOR IMMEDIATE RELEASE
                                                                   JUNE 30, 2006

          GIBRALTAR COMPLETES THE SALE OF ITS THERMAL PROCESSING ASSETS

         BUFFALO, NEW YORK (June 30, 2006) - Gibraltar Industries, Inc. (NASDAQ:ROCK) today announced that it has completed the sale of the assets of its Thermal Processing business to GSO Capital Partners, a New York-based investment advisor, for approximately $135 million and the assumption of certain liabilities.

         A copy of the announcement Gibraltar made on May 31 when it signed a definitive agreement to sell the assets of its Thermal Processing segment can be found on the Company's Web site, at http://www.gibraltar1.com/investors/index.cfm?page=162.

         The Company said that it will use the proceeds from the Thermal Processing sale to pay down debt.

         Gibraltar Industries is a leading manufacturer, processor, and distributor of metals and other engineered materials for the building, vehicular, and industrial markets. The Company serves approximately 20,000 customers in a variety of industries in all 50 states, Canada, Mexico, Europe, Asia, and Central and South America. It has approximately 3,400 employees and operates 74 facilities in 26 states, Canada, and China.

         Information contained in this release, other than historical information, should be considered forward-looking, and may be subject to a number of risk factors, including: general economic conditions; the impact of the availability and the effects of changing raw material prices on the Company's results of operations; natural gas and electricity prices and usage; the ability to pass through cost increases to customers; changing demand for the Company's products and services; risks associated with the integration of acquisitions; and changes in interest or tax rates.

                                     --30--

CONTACT: Kenneth P. Houseknecht, Vice President of Communications and Investor Relations, at 716/826-6500, khouseknecht@gibraltar1.com.

Gibraltar's news releases, along with comprehensive information about the Company, are available on the Internet, at http://www.gibraltar1.com.